EXHIBIT 99.1

NEWS RELEASE

Broadcom Business Press Contact Bill Blanning Corporate Communications Department 949-585-5555 blanning@broadcom.com	Investor Relations Contact Nick Kormeluk Director, Investor Relations 949-585-6932 nickk@broadcom.com

BROADCOM NAMES GEORGE L. FARINSKY TO ITS BOARD OF DIRECTORS

IRVINE, Calif. – March 11, 2002 – Broadcom Corporation (Nasdaq: BRCM) today announced the appointment of George L. Farinsky to its Board of Directors.

Mr. Farinsky, 67, has held senior management positions with a number of major corporations, including software provider Ashton-Tate Corporation, where he served as executive vice president and chief financial officer from 1987 to 1991. Since that time, he has been a consultant, private investor and corporate director.

Prior to Ashton-Tate, he served as president of U.S. operations and a member of the board of directors of the Bank of British Columbia. Before that, he was vice president and chief financial officer of Dysan Corp., a Santa Clara, Calif.-based rigid and floppy disk company.

Additionally, Mr. Farinsky was senior vice president of corporate development at Kaiser Resources, Ltd. and senior vice president, chief financial officer and a member of the board of Kaiser Industries Corp. Previously, he was senior vice president and chief financial officer of Mattel, Inc. From 1962 to 1973 he served at Teledyne, Inc. in a number of senior financial positions, including vice president of finance.

“George brings to Broadcom a stature and depth of experience in management and corporate finance that will help us to capitalize on our strategic position as the leading provider of broadband communications semiconductor solutions worldwide,” said Dr. Henry T. Nicholas III, Broadcom’s President and CEO. “He is an outstanding addition to our board, and we look forward to his counsel.”

Mr. Farinsky fills the board seat vacated last year by the death of Myron S. Eichen. He joins Dr. Nicholas, Dr. Henry Samueli, Broadcom’s Chief Technical Officer and Co-Founder, and outside directors Alan E. Ross and Werner F. Wolfen on the board. He will also serve together with Messrs. Ross and Wolfen as a member of the company’s Audit Committee.

Mr. Farinsky holds a bachelor’s degree from the University of San Francisco and is a certified public accountant. In addition to Broadcom, he currently serves as a director of Intevac, Inc., a manufacturer of complex thin-film deposition and rapid thermal processing equipment and a developer of electro-optical devices and systems.

About Broadcom

Broadcom Corporation is the leading provider of highly integrated silicon solutions that enable broadband communications and networking of voice, video and data services. Using proprietary technologies and advanced design methodologies, Broadcom designs, develops and supplies complete system-on-a-chip solutions and related applications for digital cable set-top boxes and cable modems, high-speed local, metropolitan and wide area and optical networks, home networking, Voice over Internet Protocol (VoIP), carrier access, residential broadband gateways, direct broadcast satellite and terrestrial digital broadcast, digital subscriber lines (xDSL), wireless communications, SystemI/O™ server solutions and network processing. Broadcom is headquartered in Irvine, Calif., and may be contacted at 949-450-8700 or at www.broadcom.com.

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